Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Partners

Host Marriott, L.P.:

We consent to incorporation by reference in the registration statement No. 333-75055 on Form S-8 of Host Marriott Corporation of our report dated June 27, 2005, relating to the statements of net assets available for benefits of the Host Marriott, L.P. Retirement and Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this report on Form 11-K.

/s/ KPMG LLP

McLean, Virginia

June 27, 2005